EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of Athersys, Inc. on Form S-3 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” from the Registration Statement (Form S-3 No. 333-194538) and the related Prospectus of Athersys, Inc. for the registration of its common stock; and to the incorporation by reference therein of our reports dated March 10, 2016, with respect to the consolidated financial statements and schedule of Athersys, Inc., and the effectiveness of internal control over financial reporting of Athersys, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Cleveland, Ohio

January 27, 2017